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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): January 21, 2003


                                  AVAYA INC.
               (Exact name of registrant as specified in its charter)


            Delaware                1-15951             22-3713430
     (State or other jurisdiction   (Commission      (IRS Employer
      of incorporation)              File Number)    Identification No.)


            211 Mount Airy Road
            Basking Ridge, NJ                                  07920
      (Address of principal executive offices)               (Zip Code)

      Registrant's telephone number, including area code: (908) 953-6000




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ITEM 5. OTHER EVENTS

FIRST FISCAL QUARTER OF 2003 RESULTS

      On January 21, 2003, Avaya Inc., a Delaware corporation ("Avaya" or the "Company"), issued a press release disclosing its operating results for the quarter ended December 31, 2002 and held its quarterly conference call. The following is information relating to Avaya's operating results for the quarter ended December 31, 2002:

      Revenues for the quarter ended December 31, 2002 were $1.067 billion, a decrease of $239 million, or 18.3%, from revenues of $1.306 billion for the quarter ended December 31, 2001 and a decrease of $85 million, or 7.4%, from revenues of $1.152 for the quarter ended September 30, 2002.

      Gross margin percentage for the quarter ended December 31, 2002 was 39.7%, compared to gross margin percentage of 39.6% for the quarter ended December 31, 2002 and 38.4% for the quarter ended September 30, 2002.

      Net loss for the quarter ended December 31, 2002 was $37.6 million, or 10 cents per diluted share (based on 366 million shares), compared to a net loss of $19.5 million, or nine cents per diluted share (based on 287 million diluted shares) for the quarter ended December 31, 2001 and a net loss of $544 million, or $1.50 per diluted share (based on 363 million shares), for the quarter ended September 30, 2002.

      The Company's cash balance as of December 31, 2002 was $651 million, an increase of $54 million since September 30, 2002. The increase in cash is primarily attributable to continued improvements in accounts receivable. The Company also confirmed that it will be required to make cash contributions to its pension plans of approximately $53 million in fiscal 2004. The required cash payment Avaya will make to its pension plans in fiscal 2003 remains at $45 million.

      Avaya has plans to take actions to reduce information technology expenses. The Company expects to take a modest charge in the quarter ended March 31, 2003 if such actions are implemented.

PARTIAL VALUATION ALLOWANCE FOR DEFERRED INCOME TAXES

      Upon completion of its exchange offer for its Liquid Yield Option-TM-Notes (LYON) due 2021, the Company expects to record a partial valuation allowance for deferred income taxes in the quarter ended December 31, 2002. The valuation allowance would be required because as the LYONs trading price has increased since September 30, 2002, the taxable gain attributable to the offer will likely be less than the unrealized gain built in to the Company's net deferred tax assets at September 30, 2002. The amount of the valuation allowance will depend upon the results of the offer, which is currently set to expire at 12 pm, midnight, EST on January 27. Avaya will record the valuation allowance in the financial statements included in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2002.

DISCUSSIONS WITH DEALER

      As of September 30, 2002, Expanets Inc., currently Avaya's largest dealer, owed the Company approximately $35 million under a short-term line of credit we provided to Expanets in 2001. The remaining balance under the line of credit was originally due on December 31, 2002 and under the terms of the related credit agreement, may be offset by certain obligations Avaya has to Expanets related to the March 2000 sale of its primary distribution function for voice communications systems for small and medium-sized enterprises to Expanets. Avaya has had, and continues to have, discussions with Expanets regarding operational issues related to the March 2000 sale. Although these issues are unrelated to the obligations of Expanets and its parent company, NorthWestern Corporation under the credit agreement, because of the importance to Avaya of its relationship with Expanets and the customer base served by Expanets, in December 2002, Avaya agreed to extend the term of the credit agreement to February 2003.


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      Outstanding amounts under the line of credit are secured by Expanets'
accounts receivable and inventory. In addition, NorthWestern has guaranteed up to $50 million of Expanets' obligations under the credit agreement. A default by NorthWestern of its guarantee obligations under the credit agreement would constitute a default under Expanets' dealer agreement with Avaya, resulting in a termination of the non-competition provisions contained in the dealer agreement and permitting Avaya to sell products to Expanets' customers.

      There can be no assurance that Avaya will be able to resolve the issues with Expanets relating to the March 2000 sale and recover the amounts owed to it under the credit agreement or that any resolution will not have a material adverse effect on our operating results, financial condition or cash flows. In addition, if these issues are not resolved in a timely manner, this matter may result in arbitration or litigation or may disrupt Avaya's sales to Expanets, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

      Attached hereto as Exhibit 99.1 is financial information for Avaya for the quarter ended December 31, 2002.



ITEM 7(C).  EXHIBITS

99.1 Financial information for Avaya for the quarter ended December 31, 2002.




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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AVAYA INC.



Date: January 22, 2003              By:    /s/ Garry K. McGuire
                                         --------------------------------
                                          Name: Garry K. McGuire
                                          Title: Chief Financial Officer
                                                      and Senior Vice
                                                      President,
                                                      Operations



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                                  EXHIBIT INDEX



EXHIBIT NUMBER                DESCRIPTION
--------------                -----------

99.1 Financial information for Avaya for the quarter ended December 31, 2002.